CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated February 11, 2022, with respect to the audited balance sheets of Kurve Technology, Inc. as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity, cash flows and related notes to the financial statements for the years then ended.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

May 23, 2022